UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2007

Red Hat, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26281	06-1364380
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 754-3700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2007, the Compensation Committee of the Board of Directors (the “Committee”) of Red Hat, Inc. (the “Company”) approved and adopted the Company’s Executive Variable Compensation Plan (the “EVC Plan”) and established performance objectives that will be used to determine the amounts payable to the Company’s executive officers for the fiscal year ending February 28, 2008 (“FY2008”) under the EVC Plan.

The EVC Plan

The EVC Plan is designed to motivate and reward key management employees whose efforts impact the Company’s performance. Participation in the EVC Plan is subject to certain eligibility restrictions. The EVC Plan is a component plan of the Company’s 2006 Performance Compensation Plan (“PCP”) with respect to employees who participate in the PCP. Under the EVC Plan, performance is measured during the Company’s fiscal year (the “Performance Period”). The Committee approves financial performance objectives and individual performance objectives for participants as well as the percentage of each to be used in determining awards. Individual performance objectives must be determined in writing and discussed with each of the EVC Plan participants during the first half of the Performance Period and upon conclusion of the Performance Period.

The Committee establishes a target award payment for each eligible participant. The target award represents the expected level of performance, which results in a payment equal to 100% of the target award. The maximum award under the EVC Plan is limited to 200% of the target award, and the threshold award under the EVC Plan is limited to 25% of the target award. In no event may the amount of an award under the EVC Plan to an employee exceed the limit on grants prescribed by the Committee and the PCP. The attainment of financial performance objectives are measured based upon actual financial results versus the financial targets established under the EVC Plan. Bonus awards under the EVC Plan are expressed as a percentage of a participant’s target bonus award.

All awards under the EVC Plan must be approved by the Committee. The Committee may, under certain circumstances involving the occurrence of unanticipated economic or market conditions that render the pre-established financial performance objectives unattainable, permit the payment of not more than 50% of the target bonus award for participants, in its discretion. In addition, the Committee, in its discretion, also may modify pre-established financial performance objectives for the Performance Period or, subject to certain limitations, may make a bonus payment under the EVC Plan that is higher or lower than the amount calculated on the basis of the financial and individual performance objectives of the award, provided that the maximum payment may not exceed 200% of the target award. Any awards generated during the Performance Period will be paid no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends. Payments under the EVC Plan are subject to proration for participants not employed by the Company for the full Performance Period, and participants are not eligible to receive an award under the EVC Plan if they are terminated by reason other than retirement or economic reduction in workforce.

The foregoing summary of terms of the EVC Plan is subject to, and qualified in its entirety by, the EVC Plan, which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Performance Objectives

As approved by the Committee, the financial performance objectives for FY2008 under the EVC Plan for each eligible participant are based on the Company’s achievement of (a) a specified dollar amount of net revenues, (b) a specified dollar amount of cash flows from operations, excluding the impact of the reclassification of “excess tax benefits” from share-based compensation as cash flows from financing activities under Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“FAS 123R”), and (c) a specified percentage of operating margin, excluding the impact of share-based compensation expense under FAS 123R, for FY2008. The established financial performance objectives, other than the amount of net revenues, are non-GAAP financial measures.

For FY2008, the Committee determined that 75% of a participant’s bonus award under the EVC Plan will be based upon those financial performance objectives and 25% of a participant’s bonus award under the EVC Plan will be based on individual performance objectives that may include subjective factors for individual participants, such as business strategy development and implementation, succession planning, retention of key employees and executive development. The Committee determined that each of the financial performance objectives discussed above will represent 25% of the award. With respect to each financial metric and the individual performance objectives metric, payments may range from 0 – 50% of the target bonus award per metric.

The following named executive officers are participants in the EVC Plan for FY2008:

Matthew J. Szulik, President and Chief Executive Officer

Charles E. Peters, Jr., Executive Vice President and Chief Financial Officer

Alex Pinchev, Executive Vice President, Worldwide Sales

Joanne Rohde, Executive Vice President, Worldwide Operations

Paul J. Cormier, Executive Vice President, Engineering

The Committee has not yet determined the amount of each participant’s target bonus award for FY2008 but has determined that such target bonus awards may range from 10% to 100% of each participant’s base salary at the beginning or the conclusion of the Performance Period, as determined by the Committee.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED HAT, INC.

Date: May 16, 2007	By:	/s/ Michael R. Cunningham
Michael R. Cunningham
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Executive Variable Compensation Plan